SOUTHWEST REPORTS THIRD QUARTER PROFIT

DALLAS, TEXAS - October 25, 2018 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its third quarter 2018 results:

•	Record third quarter net income of $615 million

•	Net income of $614 million, excluding special items[1]

•	Record third quarter earnings per diluted share of $1.08

•	Operating income of $798 million, or $796 million, excluding special items

•	Operating margin[2] of 14.3 percent, and net margin[3] of 11.0 percent

•	Operating cash flow of $1.3 billion, and free cash flow[1] of $817 million

•	Returned $591 million to Shareholders through a combination of share repurchases and dividends

•	Return on invested capital (ROIC)[1] pre-tax of 23.4 percent for the 12 months ended September 30, 2018, or 18.1 percent on an after-tax basis

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, “I want to congratulate our Employees on an excellent third quarter 2018 performance, resulting in record third quarter earnings per diluted share. The significant increase in our third quarter 2018 earnings per diluted share was driven by record third quarter operating revenues, lower federal income taxes, and a 4.8 percent year-over-year reduction in share count. Despite higher jet fuel prices and other cost pressures, we grew our third quarter 2018 net margin, year-over-year, which is a notable accomplishment.

"I am grateful to our People for their hard work and resilience, as we continue to consistently deliver stellar margins and returns. With these results, we accrued an additional $135 million in profitsharing for the benefit of our Employees and provided $591 million of share buybacks and dividends for our Shareholders.

"As we finish the year, our revenue momentum has continued into fourth quarter 2018, thus far. Unit revenue trends are stable and have recovered nicely from first half 2018. We are particularly pleased with the performance of our new revenue management tools. With our new reservation system in place since last year, we have more capabilities and are well-positioned to drive revenue growth. We expect $80 million to $90 million of year-over-year improvement in fourth quarter 2018 pre-tax results from these enhanced capabilities, which is in line with our annual 2018 pre-tax goal of $200 million.

"On the cost side, our third quarter 2018 unit cost performance was in line with our expectations. Our fuel hedge portfolio mitigated a significant portion of market jet fuel price increases, and we are pleased with the fuel hedge in place for both fourth quarter 2018 and annual 2019. Based on current trends, we continue to expect modest year-over-year inflation in our annual 2018 unit costs, excluding fuel and oil expense and profitsharing expense.

"Based on our second half 2018 revenue trends, we are well-positioned for year-over-year unit revenue growth in 2019, with easier year-over-year comparisons in first half. We also will continue to experience year-over-year unit cost inflation in 2019, excluding fuel and oil expense and profitsharing expense, of at least three percent, as we continue investing in and deploying new operations, technology, and airport infrastructure to support future growth. With the 2017 retirement of our Boeing 737-300 Classic fleet, launch of the 737 MAX, and implementation of our new reservation system, we continue with our efforts to modernize our fleet, optimize our network, and pursue additional revenue opportunities. Given our healthy revenue outlook, and despite expected cost increases, our 2019 goal is to expand margins year-over-year. We are refocusing our efforts to control costs and drive efficiency, and, as ever, we remain steadfast in our efforts to produce industry-leading margins and superior returns in excess of our cost of capital.

"For next year, Hawaii is our expansion focus, and we continue to expect 2019 available seat miles (ASMs, or capacity) to increase no more than five percent, year-over-year."

Revenue Results and Outlook
The Company's third quarter 2018 total operating revenues increased 5.1 percent, year-over-year, to a third quarter record $5.6 billion. Third quarter 2018 operating revenue per ASM (RASM, or unit revenues) increased 1.2 percent, year-over-year, driven largely by a passenger revenue yield increase of 2.3 percent, year-over-year, offset slightly by a load factor decline of 0.9 points, year-over-year, to 83.9 percent. Third quarter 2018 RASM also included an approximate one-half point year-over-year positive impact as a result of approximately 2,200 flight cancellations in third quarter 2018, due to thunderstorms and weather-related disruptions (the "weather cancellations").

Based on current bookings and yield trends, the Company expects fourth quarter 2018 RASM to increase in the one to two percent range, compared with fourth quarter 2017 RASM of 13.88 cents, as recast in accordance with Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (or the "New Revenue Standard"). The Company adopted the New Revenue Standard effective January 1, 2018, and utilized the full retrospective method of adoption allowed by the standard. As such, results for the three and nine months ended September 30, 2017, have been recast under the new standard in order to be comparable with current period results in the accompanying unaudited Condensed Consolidated Statement of Income. The Company's third quarter 2018 year-over-year RASM increase included an approximate one point headwind from the change in the Rapid Rewards revenue recognition method as a result of the Company's adoption of the New Revenue Standard. The Company continues to expect an immaterial impact to its fourth quarter and annual 2018 year-over-year RASM trends as a result of the New Revenue Standard.

Cost Performance and Outlook
Third quarter 2018 total operating expenses increased 7.2 percent, year-over-year, to $4.8 billion. Total operating expenses per ASM (CASM, or unit costs) increased 3.1 percent, as compared with third quarter 2017. Excluding special items in both periods, third quarter 2018 total operating expenses increased 8.1 percent to $4.8 billion, or 4.1 percent on a unit basis, year-over-year.

Effective January 1, 2018, the Company early adopted ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities. The new standard eliminated ineffectiveness for all derivatives designated in a hedge for accounting purposes, as well as changed the Company's classification of premium expense associated with fuel hedges from Other (gains) and losses, net, to Fuel and oil expense within the unaudited Condensed Consolidated Statement of Income. As such, the classification of premium expense for the three and nine months ended September 30, 2017, has been recast under the new standard to be comparable with current period results.

Third quarter 2018 economic fuel costs1 were $2.25 per gallon and included $.06 per gallon in premium expense and $.10 per gallon in favorable cash settlements from fuel derivative contracts, compared with $2.07 per gallon in third quarter 2017, as recast, which included $.06 per gallon in premium expense and $.31 per gallon in unfavorable cash settlements from fuel derivative contracts. Third quarter 2018 ASMs per gallon, or fuel efficiency, improved 1.1 percent year-over-year, driven primarily by the retirement of the Classic fleet and the addition of more fuel-efficient 737-800 and 737 MAX 8 aircraft.

Based on the Company's existing fuel derivative contracts and market prices as of October 19, 2018, fourth quarter 2018 economic fuel costs are estimated to be in the range of $2.30 to $2.35 per gallon4, including $.07 per gallon in premium expense and an estimated $.14 per gallon in favorable cash settlements from fuel derivative contracts, compared with $2.16 per gallon in fourth quarter 2017, as recast, which included $.07 per gallon in premium expense and $.19 per gallon in unfavorable cash settlements from fuel derivative contracts. As of October 19, 2018, the fair market value of the Company's fuel derivative contracts settling in fourth quarter 2018 was an asset of approximately $82 million, and the fair market value of the hedge portfolio settling in 2019 and beyond was an asset of approximately $521 million.

Based on the Company's existing fuel derivative contracts and market prices as of October 19, 2018, annual 2019 economic fuel costs are estimated to be in the range of $2.35 to $2.40 per gallon4, including $.04 per gallon in premium expense and an estimated $.08 per gallon in favorable cash settlements from fuel derivative contracts. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, third quarter 2018 operating expenses increased 7.0 percent, as compared with third quarter 2017. Third quarter 2018 profitsharing expense was $135 million, as compared with $127 million in third quarter 2017. Excluding fuel and oil expense, profitsharing expense, and special items, third quarter 2018 operating expenses also increased 7.0 percent, or 3.0 percent on a unit basis, year-over-year. This increase was due primarily to shifting of spending from first half 2018 into third quarter 2018, higher maintenance and advertising expenses, and a nearly one-point year-over-year negative impact as a result of the third quarter 2018 weather cancellations.

Based on current cost trends, the Company estimates fourth quarter 2018 CASM, excluding fuel and oil expense and profitsharing expense, to be flat to up one percent, compared with fourth quarter 2017's 8.82 cents, as recast, which excluded fuel and oil expense, profitsharing expense, and special items. The Company continues to estimate annual 2018 CASM, excluding fuel and oil expense and profitsharing expense, to be flat to up one percent, compared with annual 2017's 8.47 cents, as recast, which excluded fuel and oil expense, profitsharing expense, and special items.

Third Quarter Results
Third quarter 2018 net income was a third quarter record $615 million, or a record third quarter $1.08 per diluted share, compared with third quarter 2017 net income of $528 million, or $.88 per diluted share. Excluding special items, third quarter 2018 net income was $614 million, or a third quarter record $1.08 per diluted share, compared with third quarter 2017 net income of $554 million, or $.93 per diluted share, and compared with First Call third quarter 2018 consensus estimate of $1.06 per diluted share.

The Company estimates its effective tax rate to be approximately 23 percent for annual 2018. For annual 2019, the Company estimates its effective tax rate to be approximately 23.5 percent.

Liquidity and Capital Deployment
As of September 30, 2018, the Company had approximately $3.8 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during third quarter 2018 was $1.3 billion, capital expenditures were $454 million, and free cash flow was $817 million. The Company repaid $98 million in debt and capital lease obligations during third quarter 2018, and expects to repay approximately $87 million in debt and capital lease obligations during fourth quarter 2018.

During third quarter 2018, the Company returned $591 million to its Shareholders through the repurchase of $500 million in common stock and the payment of $91 million in dividends. The Company repurchased 8.2 million shares of common stock pursuant to a $500 million accelerated share repurchase program (ASR) launched during third quarter 2018 and completed earlier this month. The Company's third quarter ASR completed the remaining $350 million of its previous $2.0 billion share repurchase program that had been authorized by its Board of Directors in May 2017, and initiated the $2.0 billion share repurchase program authorized by its Board of Directors in May 2018. The Company has $1.85 billion remaining under its current authorization.

For the nine months ended September 30, 2018, net cash provided by operations was approximately $3.9 billion. Capital expenditures, including net proceeds from assets constructed for others, were approximately $1.3 billion, and free cash flow was $2.6 billion. This enabled the Company to return approximately $1.8 billion to Shareholders through the repurchase of $1.5 billion in common stock and the payment of $332 million in dividends.

The Company continues to estimate its annual 2018 capital expenditures to be in the $2.0 to $2.1 billion range. For annual 2019, capital expenditures are expected to be similar to 2018 levels.

Fleet and Capacity
The Company ended third quarter 2018 with 742 aircraft in its fleet. This reflects the third quarter delivery of five new 737-800s and seven new 737 MAX 8s. The Company continues to expect to end 2018 with 751 aircraft in its fleet based on the current aircraft delivery schedule. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Company now expects its annual 2018 year-over-year ASM growth to be approximately four percent, slightly lower than previously expected, due primarily to the third quarter 2018 weather cancellations. The Company now expects fourth quarter 2018 year-over-year ASM growth to be in the 6.0 to 6.5 percent range.

Awards and Recognitions

•	Ranked #2 on the list of Top-Rated Workplaces in 2018 by Indeed

•	Ranked among the Best Airline Rewards Programs by U.S. News & World Report

•	Named a Best Employer for Women 2018 by Forbes

•	Among Forbes's list of America's Best Employers for New Graduates 2018

•	Named the Best Airline for Family Travel by The Points Guy

Conference Call
The Company will discuss its third quarter 2018 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
http://www.southwestairlinesinvestorrelations.com

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, free cash flow, and ROIC. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
2Operating margin is calculated as operating income divided by operating revenues.
3Net margin is calculated as net income divided by operating revenues.
4Based on the Company's existing fuel derivative contracts and market prices as of October 19, 2018, fourth quarter 2018 fuel costs per gallon on a GAAP and economic basis are both estimated to be in the $2.30 to $2.35 range, and annual 2019 fuel costs per gallon on a GAAP and economic basis are both estimated to be in the $2.35 to $2.40 range. See Note Regarding Use of Non-GAAP Financial Measures.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the expected benefits of the Company’s new reservation system, and the Company’s related financial goals and expectations; (ii) the Company's projected results of operations, the factors underlying the Company’s projections, and the Company’s related operational and financial strategies and goals; (iii) the Company’s strategies for supporting future growth; (iv) the Company's network and capacity plans, in particular with respect to Hawaii; (v) the Company’s expectations with respect to fuel costs and the Company’s related management of risk associated with changing jet fuel prices; (vi) the Company’s expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations) and anticipated capital expenditures; and (vii) the Company's fleet plans and expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of further fuel price increases and fuel price volatility on the Company’s business plans and results of operations; (ii) the Company's dependence on third parties, in particular with respect to its technology and fleet plans and initiatives, and the impact on the Company’s operations and results of operations of any related third party delays or non-performance; (iii) the impact of changes in consumer behavior, economic conditions, actions of competitors (including without limitation pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), natural disasters, and other factors beyond the Company's control, on the Company's business decisions, plans, strategies, and results; (iv) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (v) the impact of governmental regulations and other governmental actions related to the Company's operations; (vi) the volatility of commodities used by the Company for hedging jet fuel and any changes to the Company's fuel hedging strategies and positions; (vii) the Company’s ability to timely and effectively prioritize its initiatives and related expenditures; (viii) the impact of labor matters on the Company's costs and related business decisions, plans, strategies, and projections; and (ix) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
		2017			2017
	2018	As Recast	Percent Change	2018	As Recast	Percent Change
OPERATING REVENUES:
Passenger	$5,194	$4,944	5.1	$15,137	$14,869	1.8
Freight	43	42	2.4	130	128	1.6
Other	338	317	6.6	994	891	11.6
Total operating revenues	5,575	5,303	5.1	16,261	15,888	2.3

OPERATING EXPENSES:
Salaries, wages, and benefits	1,912	1,791	6.8	5,659	5,385	5.1
Fuel and oil	1,205	1,037	16.2	3,425	3,016	13.6
Maintenance materials and repairs	283	263	7.6	814	758	7.4
Landing fees and airport rentals	337	324	4.0	1,011	969	4.3
Depreciation and amortization	301	302	(0.3)	870	939	(7.3)
Other operating expenses	739	741	(0.3)	2,096	2,154	(2.7)
Total operating expenses	4,777	4,458	7.2	13,875	13,221	4.9

OPERATING INCOME	798	845	(5.6)	2,386	2,667	(10.5)

OTHER EXPENSES (INCOME):
Interest expense	33	28	17.9	99	84	17.9
Capitalized interest	(9)	(15)	(40.0)	(29)	(38)	(23.7)
Interest income	(20)	(9)	122.2	(47)	(24)	95.8
Other (gains) losses, net	8	9	(11.1)	16	115	(86.1)
Total other expenses (income)	12	13	(7.7)	39	137	(71.5)

INCOME BEFORE INCOME TAXES	786	832	(5.5)	2,347	2,530	(7.2)
PROVISION FOR INCOME TAXES	171	304	(43.8)	536	920	(41.7)
NET INCOME	$615	$528	16.5	$1,811	$1,610	12.5

NET INCOME PER SHARE:
Basic	$1.08	$0.88	22.7	$3.13	$2.66	17.7
Diluted	$1.08	$0.88	22.7	$3.13	$2.66	17.7

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	569	597	(4.7)	578	605	(4.5)
Diluted	569	598	(4.8)	579	606	(4.5)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
		2017			2017
	2018	As Recast	Percent Change	2018	As Recast	Percent Change
Fuel and oil expense, unhedged	$1,225	$886		$3,459	$2,568
Add: Premium cost of fuel contracts	34	34		101	102
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense, net	(54)	117		(135)	346
Fuel and oil expense, as reported	$1,205	$1,037		$3,425	$3,016
Add: Net impact from fuel contracts (a)	2	46		14	129
Fuel and oil expense, excluding special items (economic)	$1,207	$1,083	11.4	$3,439	$3,145	9.3

Total operating expenses, as reported	$4,777	$4,458		$13,875	$13,221
Add: Net impact from fuel contracts (a)	2	46		14	129
Deduct: Lease termination expense	—	(20)		—	(33)
Deduct: Aircraft grounding charge	—	(63)		—	(63)
Add: Gain on sale of grounded aircraft	—	—		25	—
Total operating expenses, excluding special items	$4,779	$4,421	8.1	$13,914	$13,254	5.0
Deduct: Fuel and oil expense, excluding special items (economic)	(1,207)	(1,083)		(3,439)	(3,145)
Operating expenses, excluding Fuel and oil expense and special items	$3,572	$3,338	7.0	$10,475	$10,109	3.6
Deduct: Profitsharing expense	(135)	(127)		(403)	(428)
Operating expenses, excluding profitsharing, Fuel and oil expense, and special items	$3,437	$3,211	7.0	$10,072	$9,681	4.0

Operating income, as reported	$798	$845		$2,386	$2,667
Deduct: Net impact from fuel contracts (a)	(2)	(46)		(14)	(129)
Add: Lease termination expense	—	20		—	33
Add: Aircraft grounding charge	—	63		—	63
Deduct: Gain on sale of grounded aircraft	—	—		(25)	—
Operating income, excluding special items	$796	$882	(9.8)	$2,347	$2,634	(10.9)

Other (gains) losses, net, as reported	$8	$9		$16	$115
Deduct: Net impact from fuel contracts (a)	—	(4)		—	(109)
Other (gains) losses, net, excluding special items	$8	$5	60.0	$16	$6	166.7

Net income, as reported	$615	$528		$1,811	$1,610
Deduct: Net impact from fuel contracts (a)	(2)	(42)		(14)	(20)
Add: Lease termination expense	—	20		—	33
Add: Aircraft grounding charge	—	63		—	63
Deduct: Gain on sale of grounded aircraft	—	—		(25)	—
Add (Deduct): Net income tax impact of special items (b)	1	(15)		9	(28)
Net income, excluding special items	$614	$554	10.8	$1,781	$1,658	7.4

Net income per share, diluted, as reported	$1.08	$0.88		$3.13	$2.66
Deduct: Impact from fuel contracts	—	(0.07)		(0.02)	(0.03)
Add (Deduct): Impact of special items	—	0.14		(0.04)	0.16
Add (Deduct): Net income tax impact of special items (b)	—	(0.02)		0.01	(0.05)
Net income per share, diluted, excluding special items	$1.08	$0.93	16.1	$3.08	$2.74	12.4
(a) See Reconciliation of Impact from Fuel Contracts.
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$(1)	$—	$14
Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	2	47	14	115
Impact from fuel contracts to Fuel and oil expense	$2	$46	$14	$129

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$1	$—	$(14)
Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	(2)	(47)	(14)	(115)
Impact from fuel contracts to Operating Income	$(2)	$(46)	$(14)	$(129)

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$—	$3	$—	$(66)
Ineffectiveness from fuel hedges settling in future periods	—	(8)	—	(29)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	—	1	—	(14)
Impact from fuel contracts to Other (gains) losses, net	$—	$(4)	$—	$(109)

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$—	$(3)	$—	$66
Ineffectiveness from fuel hedges settling in future periods	—	8	—	29
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	(2)	(47)	(14)	(115)
Impact from fuel contracts to Net Income (b)	$(2)	$(42)	$(14)	$(20)

(a) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(b) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

Certain operating statistics for the three and nine months ended September 30, 2017 have been recast as a result of the Company's January 1, 2018 adoption of ASU No. 2014-09, Revenue from Contracts with Customers, ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, and ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities.

	Three months ended			Nine months ended
	September 30,			September 30,
	2018	2017	Change	2018	2017	Change
Revenue passengers carried	33,860,286	33,029,537	2.5%	100,458,039	96,561,189	4.0%
Enplaned passengers	41,424,418	40,232,993	3.0%	121,898,393	117,248,334	4.0%
Revenue passenger miles (RPMs) (000s) (a)	34,024,307	33,128,227	2.7%	99,606,339	96,851,582	2.8%
Available seat miles (ASMs) (000s) (b)	40,569,507	39,053,164	3.9%	119,428,256	115,924,258	3.0%
Load factor (c)	83.9%	84.8%	(0.9) pts.	83.4%	83.5%	(0.1) pts.
Average length of passenger haul (miles)	1,005	1,003	0.2%	992	1,003	(1.1)%
Average aircraft stage length (miles)	760	756	0.5%	758	760	(0.3)%
Trips flown	347,555	341,086	1.9%	1,027,699	1,010,703	1.7%
Seats flown (d)	52,328,973	50,850,348	2.9%	154,746,141	150,258,237	3.0%
Seats per trip (e)	150.56	149.08	1.0%	150.58	148.67	1.3%
Average passenger fare	$153.40	$149.68	2.5%	$150.68	$153.98	(2.1)%
Passenger revenue yield per RPM (cents) (f)	15.27	14.92	2.3%	15.20	15.35	(1.0)%
RASM (cents) (g)	13.74	13.58	1.2%	13.62	13.71	(0.7)%
PRASM (cents) (h)	12.80	12.66	1.1%	12.67	12.83	(1.2)%
CASM (cents) (i)	11.77	11.42	3.1%	11.62	11.40	1.9%
CASM, excluding Fuel and oil expense (cents)	8.81	8.76	0.6%	8.75	8.80	(0.6)%
CASM, excluding special items (cents)	11.78	11.32	4.1%	11.65	11.43	1.9%
CASM, excluding Fuel and oil expense and special items (cents)	8.81	8.55	3.0%	8.77	8.72	0.6%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	8.47	8.22	3.0%	8.43	8.35	1.0%
Fuel costs per gallon, including fuel tax (unhedged)	$2.28	$1.69	34.9%	$2.20	$1.66	32.5%
Fuel costs per gallon, including fuel tax	$2.24	$1.98	13.1%	$2.18	$1.95	11.8%
Fuel costs per gallon, including fuel tax (economic)	$2.25	$2.07	8.7%	$2.19	$2.03	7.9%
Fuel consumed, in gallons (millions)	535	521	2.7%	1,567	1,544	1.5%
Active fulltime equivalent Employees	58,559	55,671	5.2%	58,559	55,671	5.2%
Aircraft at end of period	742	687	8.0%	742	687	8.0%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures, and see note below)
(in millions)
(unaudited)

	Twelve months ended		Twelve months ended
	September 30, 2018		September 30, 2017
Operating income, as reported	$3,127		$3,475
Net impact from fuel contracts	(41)		(211)
Lease termination expense	—		37
Aircraft grounding charge	—		63
Gain on sale of grounded aircraft	(25)		—
Operating income, non-GAAP	$3,061		$3,364
Net adjustment for aircraft leases (a)	100		112
Adjusted operating income, non-GAAP (A)	$3,161		$3,476

Non-GAAP tax rate (B)	22.8%	(d)	36.1%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$2,439		$2,220

Debt, including capital leases (b)	$3,461		$3,184
Equity (b)	9,513		7,744
Net present value of aircraft operating leases (b)	624		837
Average invested capital	$13,598		$11,765
Equity adjustment for hedge accounting (c)	(98)		426
Adjusted average invested capital (D)	$13,500		$12,191

Non-GAAP ROIC, pre-tax (A/D)	23.4%		28.5%

Non-GAAP ROIC, after-tax (C/D)	18.1%		18.2%

As of January 1, 2018, the Company adopted three Accounting Standard Updates ("ASUs"), ASU 2014-09, Revenue from Contracts with Customers, ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, and ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities. As a result certain prior period results have been recast due to the transition methods applied. See the Company's Current Report on Form 8-K furnished to the Securities and Exchange Commission on March 20, 2018, as well as subsequent filings, for further information.

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) As the twelve month rolling tax rate no longer approximates an annual tax rate due to the significant impact the Tax Cuts and Jobs Act legislation enacted in December 2017 had on corporate tax rates, the Company is utilizing the 2018 year-to-date tax rate for 2018 ROIC, after-tax. The 2018 year-to-date GAAP tax rate was 22.8 percent, and the Non-GAAP tax rate for the period was also 22.8 percent. Utilizing the Company’s tax rate based on Operating income, non-GAAP for the twelve months ended September 30, 2018, of 25.7 percent, Non-GAAP ROIC, after tax, would have been 17.4 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information. For full year 2018, the Company estimates its effective tax rate to be approximately 23 percent.
(e) The GAAP twelve month rolling tax rate as of September 30, 2017, was 36.1 percent, and the twelve month rolling Non-GAAP tax rate was also 36.1 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

		December 31, 2017
	September 30, 2018	As Recast
ASSETS
Current assets:
Cash and cash equivalents	$2,104	$1,495
Short-term investments	1,716	1,778
Accounts and other receivables	784	662
Inventories of parts and supplies, at cost	483	420
Prepaid expenses and other current assets	514	460
Total current assets	5,601	4,815
Property and equipment, at cost:
Flight equipment	21,409	21,368
Ground property and equipment	4,769	4,399
Deposits on flight equipment purchase contracts	820	919
Assets constructed for others	1,718	1,543
	28,716	28,229
Less allowance for depreciation and amortization	9,437	9,690
	19,279	18,539
Goodwill	970	970
Other assets	1,032	786
	$26,882	$25,110
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,224	$1,320
Accrued liabilities	1,517	1,700
Air traffic liability	4,756	3,495
Current maturities of long-term debt	346	348
Total current liabilities	7,843	6,863

Long-term debt less current maturities	3,100	3,320
Air traffic liability - loyalty noncurrent	827	1,070
Deferred income taxes	2,553	2,119
Construction obligation	1,658	1,390
Other noncurrent liabilities	748	707
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,485	1,451
Retained earnings	15,402	13,832
Accumulated other comprehensive income	412	12
Treasury stock, at cost	(7,954)	(6,462)
Total stockholders' equity	10,153	9,641
	$26,882	$25,110

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
		2017		2017
	2018	As Recast	2018	As Recast
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$615	$528	$1,811	$1,610
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	301	302	870	939
Aircraft grounding charge	—	63	—	63
Unrealized/realized (gain) loss on fuel derivative instruments, net	(2)	(42)	(13)	(20)
Deferred income taxes	104	98	308	219
Changes in certain assets and liabilities:
Accounts and other receivables	(13)	—	(109)	(23)
Other assets	(30)	(64)	(243)	(264)
Accounts payable and accrued liabilities	161	87	80	(157)
Air traffic liability	52	(119)	1,018	802
Cash collateral received from derivative counterparties	10	151	150	286
Other, net	73	(8)	32	(89)
Net cash provided by operating activities	1,271	996	3,904	3,366

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(454)	(638)	(1,384)	(1,603)
Assets constructed for others	(8)	(17)	(49)	(113)
Purchases of short-term investments	(678)	(531)	(1,607)	(1,653)
Proceeds from sales of short-term and other investments	531	566	1,665	1,696
Other, net	5	—	5	—
Net cash used in investing activities	(604)	(620)	(1,370)	(1,673)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	9	7	26	22
Reimbursement for assets constructed for others	8	17	165	113
Payments of long-term debt and capital lease obligations	(98)	(106)	(255)	(534)
Payments of cash dividends	(91)	(75)	(332)	(274)
Repayment of construction obligation	(8)	(2)	(22)	(7)
Repurchase of common stock	(500)	(300)	(1,500)	(1,250)
Other, net	3	6	(7)	17
Net cash used in financing activities	(677)	(453)	(1,925)	(1,913)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(10)	(77)	609	(220)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,114	1,537	1,495	1,680

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,104	$1,460	$2,104	$1,460

Southwest Airlines Co.
Fuel Derivative Contracts
As of October 19, 2018

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (c)(d)
Average Brent Crude Oil price per barrel	Fourth Quarter 2018
$70	$2.15 - $2.20
$75	$2.25 - $2.30
Current Market (a)	$2.30 - $2.35
$85	Approximately $2.40
$90	Approximately $2.45
Estimated fuel hedging premium expense per gallon (b)	$.07

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2018	80%
2019	63%
2020	38%
2021	20%
2022	less than 5%

(a) Brent crude oil average market prices as of October 19, 2018, was approximately $80 per barrel for fourth quarter 2018.

(b) In accordance with the Company's early adoption of Accounting Standards Update No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, the Company began reporting premium expense within Fuel and oil expense as of January 1, 2018.

(c) Based on the Company's existing fuel derivative contracts and market prices as of October 19, 2018, fourth quarter 2018 GAAP and economic fuel costs are estimated to be in the $2.30 to $2.35 per gallon range, including fuel hedging premium expense of approximately $34 million, or $.07 per gallon, and an estimated $.14 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.

(d) The fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of October 19, 2018.

Southwest Airlines Co.
737 Delivery Schedule
As of September 30, 2018

	The Boeing Company
	-800 Firm Orders	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 8 Options	Additional -700s	Additional MAX 8s	Total
2018	26	—	19		—	1	—	46	(b)
2019	—	7	20		—	—	7	34
2020	—	—	35		—	—	—	35
2021	—	—	44		—	—	—	44
2022	—	—	27		14	—	—	41
2023	—	12	22		23	—	—	57
2024	—	11	30		23	—	—	64
2025	—	—	40		36	—	—	76
2026	—	—	—		19	—	—	19
	26	30	237	(a)	115	1	7	416
(a) The Company has flexibility to substitute 737 MAX 7 in lieu of 737 MAX 8 aircraft beginning in 2019.
(b) Includes 26 737-800s, 1 737-700, and 10 737 MAX 8s delivered as of September 30, 2018.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding profitsharing and Fuel and oil expense; Operating income, non-GAAP; Adjusted operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Income tax rate, non-GAAP; 12 month rolling income tax rate, non-GAAP; Net income, non-GAAP; Net margin, non-GAAP; and Net income per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight on the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as its Current Report on Form 8-K furnished to the Securities and Exchange Commission on March 20, 2018, and subsequent filings.
The Company’s GAAP results in the applicable periods include other charges or benefits that are also deemed “special items,” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:

1.
Lease termination costs recorded as a result of the Company acquiring 13 of its Boeing 737-300 aircraft off operating leases as part of the Company's strategic effort to remove its Classic aircraft from operations on or before September 29, 2017, in the most economically advantageous manner possible. The Company had not budgeted for these early lease termination costs, as they were subject to negotiations being concluded with the third party lessors. The Company recorded the fair value of the aircraft acquired off operating leases, as well as any associated remaining obligations to the balance sheet as debt;

2.
An Aircraft grounding charge recorded in third quarter 2017, as a result of the Company grounding its remaining Boeing 737-300 aircraft on September 29, 2017. The loss was a result of the remaining net lease payments due and certain lease return requirements that could have to be performed on these leased aircraft prior to their return to the lessors as of the cease-use date. The Company had not budgeted for the lease return requirements, as they were subject to negotiation with third party lessors; and

3.
A gain recognized in first quarter 2018, associated with the sale of 39 owned Boeing 737–300 aircraft and a number of spare engines, to a third party. These aircraft were previously retired as part of the Company's exit of its Classic fleet. The gain was not anticipated, and the Company associates it in conjunction with the grounding charge recorded in third quarter 2017.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding profitsharing and Fuel and oil expense; Operating income, non-GAAP; Adjusted operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Income tax rate, non-GAAP; 12 month rolling income tax rate, non-GAAP; Net income, non-GAAP; Net margin, non-GAAP; and Net income per share, diluted, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends, and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended September 30, 2018, the Company generated $817 million in free cash flow, calculated as operating cash flows of $1.3 billion less capital expenditures of $454 million less assets constructed for others of $8 million plus reimbursements for assets constructed for others of $8 million. For the nine months ended September 30, 2018, the Company generated $2.6 billion in free cash flow, calculated as operating cash flows of $3.9 billion less capital expenditures of $1.4 billion less assets constructed for others of $49 million plus reimbursements for assets constructed for others of $165 million.

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP - the comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to those provided by other companies.